EXHIBIT 10.6


                             EMPLOYMENT AGREEMENT

         This Agreement is made as of October 15, 2002 by and between Cablecom GmbH (the "Company"), and Bruno Claude (the "Executive").

1.   Duties and Scope of Employment.

     (a) Positions; Duties. During the Employment Term (as defined in Section
2), the Company shall employ Executive as the Company's Chief Executive Officer. In such capacity, Executive shall be located in Paris, France, unless and until the Board of Directors of the Company (the "Board") asks Executive to be located in Zurich, Switzerland. During the Employment Term, Executive shall report directly to the Board.

     (b) Obligations. During the Employment Term, Executive shall devote substantially all of his business efforts and time to the Company. Executive agrees, during the Employment Term, not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board; provided, however, that Executive may (i) serve in any capacity with any professional, community, industry, civic, educational or charitable organization, (ii) manage his and his family's personal investments and legal affairs, and (iii) serve on such boards of directors as are set forth in a list previously furnished to the Board, so long as such activities described in (i), (ii) and (iii) do not materially interfere with the discharge of Executive's duties (including, but not limited to, any conflict of interest or confidentiality matters). Nothing herein shall preclude Executive from rendering services pursuant to the Service Agreement, dated as of July 16, 2002, to which Executive and Iesy Holdings GmbH (among others) are parties (the "Service Agreement") and the Amended and Restated Employment Agreement, dated as of October 15, 2002, to which Executive and NTL Incorporated (to be known as NTL Europe, Inc. ("NTL Europe")) are parties (the "NTL Europe Agreement").

2. Employment Term. The Company agrees to employ Executive and Executive accepts employment, in accordance with the terms and conditions set forth in this Agreement, for a period commencing on the "Effective Date" (as such term is defined in the Second Amended Joint Reorganization Plan Of Incorporated And Certain Subsidiaries confirmed by the Bankruptcy Court on September 5, 2002) and expiring upon 90 days' written notice from the Company terminating Executive's employment, unless terminated as hereinafter provided in accordance with Sections 4(a), 4(b), 4(c), 4(d) or 4(f) (such period being the "Employment Term"). The Company may give notice of termination under this
Section 2 at any time after January 1, 2003.

3. Compensation/Benefits. During the Employment Term, the Company shall pay and provide Executive the following:
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     (a) Cash Compensation. As compensation for his services to the Company,
Executive shall receive a base salary ("Base Salary") and shall be eligible to receive additional variable compensation. The Executive's annual Base Salary shall be (euro)293,000, and his annual guaranteed variable compensation amount shall be (euro)186,000 payable in equal quarterly installments. Executive shall also have an opportunity to earn up to an additional (euro)187,000 in annual variable compensation; provided, however, that for the calendar year 2002, in addition to the guaranteed variable compensation set forth in the preceding sentence, Executive shall be guaranteed (euro)100,000 in variable compensation to be payable on or about December 31, 2002. During the Employment Term, the Compensation Committee of the Board (the "Compensation Committee") shall review at least annually Executive's Base Salary and variable compensation then in effect and shall increase such amounts as the Compensation Committee may approve. Such Base Salary and variable compensation shall be payable in accordance with the Company's normal payroll practices. If approved by the Board and by the boards of directors of one or more subsidiaries of the Company and Executive, a portion of the foregoing compensation may be payable to Executive by one or more of such subsidiaries.

     (b) Expatriate Benefits. The Executive shall receive and be entitled to the expatriate benefits set forth on Exhibit A attached hereto and tax differentiation adjustments set forth on Exhibit B attached hereto, assuming a Florida, U.S. residency. For purposes of clarification, the Company shall increase the allowance for the lease payments for Executive's car or house in the event of any successor to Executive's current car or house (as applicable), so long as such successor car or house is comparable to Executive's current car or house. In the event of the termination of Executive's employment other than for Cause (as such term is defined in Section 4(b) below), in addition to any other payments and benefits provided in this Agreement, the Company will pay for Executive's (and his family's) costs of relocation back to a location of Executive's choice provided that the cost of such relocation shall not be in excess of that of relocating back to the U.S. Notwithstanding any other Company document to the contrary, any post-employment Company payments to the Executive shall include the benefits of the foregoing tax differentiation adjustment.

     (c) Employee Benefits. Executive shall, to the extent eligible, be entitled to participate at a level commensurate with his position in all employee benefit welfare and retirement plans and programs, provided by the Company to its senior executives in accordance with the terms as in effect from time to time. The Company agrees to use its commercially reasonable best efforts to provide Executive with the same level of benefits he currently receives as of the date of this Agreement, including but not limited to, group health coverage for Executive and his dependents and participation in the Company's or an affiliated company's 401(k) plan, if available, in each case as set forth on Exhibit C attached hereto. In the event the Company is unable to provide any such benefits, it agrees to provide comparable benefits (or, in the Company's discretion, the cost to

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Executive of obtaining such benefits) to the Executive (and his dependents, if applicable), so long as such comparable benefits may be provided at a commercially reasonable cost to the Company. Subject to Section 4(e), following the occurrence of any "qualifying event" (as defined under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA")) with respect to the Executive, the Executive and his dependents shall be offered continuation coverage under group health plans maintained by the Company or its affiliates in accordance with COBRA. In the case where COBRA is inapplicable or continuation coverage cannot be provided under the Company's group health care plan, the Company shall take all necessary steps to insure that Executive (and his dependents) have comparable health benefits for the period of at least 18 months after he is no longer on the Company's group health plan as if he were otherwise covered by COBRA.

     (d) Business and Entertainment Expenses. Upon submission of appropriate documentation in accordance with its policies in effect from time to time, the Company shall pay or reimburse Executive for all reasonable business expenses which Executive incurs in performing his duties under this Agreement, including, but not limited to, travel, entertainment, professional dues and subscriptions, and all dues, fees, and expenses associated with membership in various professional, business, and civic associations and societies in which Executive participates in accordance with the Company's policies in effect from time to time.

     (e) Vacation. Executive shall be entitled to vacation time in accordance with the standard written policies of the Company with regard to senior executives, but in no event less than four weeks of vacation per calendar year.

     (f) Payment of Attorney's Fees. Executive shall have the right to reimbursement, upon proper accounting, of reasonable attorney's fees not to exceed Ten Thousand Dollars ($10,000) solely in connection with and relating to the negotiation and execution of this Agreement.

     (g) Relocation. In the event the Company asks Executive to be located in Zurich, Switzerland, the Executive shall be entitled to the relocation benefits set forth on Exhibit A attached hereto.

4. Termination of Employment.

     (a) Death or Disability. The Company may terminate Executive's employment for disability in the event Executive has been unable to perform his material duties under this Agreement for six (6) consecutive months because of physical or mental incapacity by giving Executive 90 days' written notice of such termination while such continuing incapacity continues (a "Disability Termination"). Executive's employment shall automatically terminate on Executive's death. In the event Executive's employment with the Company terminates during the Employment Term by reason of Executive's death or a Disability Termination, then upon the date of such termination (i) the Company shall

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

promptly pay and provide Executive (or in the event of Executive's death, Executive's estate) (A) an amount equal to his Base Salary for a period of twelve (12) months and any accrued vacation through the date of termination,
(B) an amount equal to his guaranteed variable compensation for a period of twelve (12) months, with respect to the fiscal year ending on or preceding the date of termination, (C) reimbursement for any unreimbursed expenses incurred through the date of termination and (D) all other payments, benefits or fringe benefits to which Executive is entitled for a period of twelve (12) months.

     (b) Termination for Cause. The Company may terminate Executive's employment for Cause. In the event that Executive's employment with the Company is terminated during the Employment Term by the Company for Cause, Executive shall not be entitled to any additional payments or benefits under this Agreement, other than (A) any unpaid Base Salary through the date of termination and any accrued vacation through the date of termination, (B) any unpaid variable compensation at the base level through the date of termination, with respect to the fiscal year ending on or preceding the date of termination, (C) reimbursement for any unreimbursed expenses incurred through the date of termination and (D) all other payments, benefits or fringe benefits to which Executive is entitled through the date of termination. For the purposes of this Agreement, "Cause" shall mean (i) Executive (x) is indicted for, convicted of, or pleads guilty or nolo contendere to, any felony or (y) commits any other crime involving fraud, embezzlement or breach of trust or fiduciary duty, (ii) the willful failure by Executive to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental impairment), or (iii) the willful gross misconduct by Executive with regard to the Company or any of its affiliates that is materially injurious to the Company or any of its affiliates. No act, or failure to act, by Executive shall be "willful" unless committed without a reasonable belief that the act or omission was in the best interest of the Company or one or more of its affiliates (as applicable).

The Company shall give Executive ten (10) days' notice of the Company's intention to terminate Executive's employment and claim that facts and circumstances constituting Cause exist, and such notice shall describe the facts and circumstances in support of such claim. Executive shall have ten
(10) days thereafter to cure such facts and circumstances if possible; provided, however, that this sentence shall not apply to clause (i) of the definition of Cause, for which there shall be deemed to be no possible cure. If the Board reasonably concludes that Executive has not cured such facts or circumstances within such time, Cause shall not be deemed to have been established unless and until Executive has received a hearing before the Board (if promptly requested by Executive) and a majority of the Board in attendance at a meeting of the Board that occurs within ten (10) days of the date of such hearing (if so requested) reasonably confirms the existence of Cause and the termination of Executive therefor.

     (c) Voluntary Termination. Executive may voluntarily terminate the employment relationship at any time upon 90 days' written notice to the Company,

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

except that such notice does not have to be provided in the event
Executive terminates his employment for Good Reason. In the event that Executive's employment with the Company is voluntarily terminated during the Employment Term by Executive, Executive shall not be entitled to any additional payments or benefits under this Agreement, other than relocation costs as provided herein.

     (d) By Executive for Good Reason. Executive may terminate his employment for Good Reason upon written notice to the Company, and in such event, his employment termination shall be treated as a Wrongful Termination under this
Section 4. "Good Reason" shall mean:

         (i)      A material diminution of Executive's positions or authority;

         (ii) The assignment to Executive of any duties materially inconsistent with Executive's position;

         (iii) The failure by the Company to timely make any payment due hereunder or to comply with any of the material provisions of this Agreement (provided, however, that benefits provided to Executive pursuant to Section 2(c) of the NTL Europe Agreement shall for this purpose be deemed to have been provided by the Company);

         (iv) A requirement that Executive's employment with the Company is to be based anywhere other than Paris or Zurich and environs or such other locale of the Company's principal operations, except for required travel for Company business to an extent substantially consistent with Executive's prior business travel obligations while employed by the Company; provided however, that Executive shall not be required to relocate his primary residence between the periods of September 1 and July 31 of any given year;

         (v) The termination of Executive's employment by Executive for any reason within 30 days beginning on the 6-month anniversary of a Change in Control, so long as the notice of such termination is given within 30 days of the occurrence of the Change in Control; or

         (vi) The failure to maintain directors' and officers' liability insurance on the substantially similar terms described in
                  Section 14(b) hereof, despite the Company's reasonable efforts to maintain such coverage or that such coverage cannot be obtained at a commercially reasonable cost.

For purposes of this Agreement, a "Change in Control" shall mean (i) any "person" (as such term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) other than NTL Cablecom Holding GmbH is or becomes the

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

beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the combined, direct or indirect voting power of the Company's then outstanding voting securities, or (ii) the sale or disposition by the Company of all or substantially all of the Company's assets.

Executive shall give the Company ten (10) days' notice of Executive's intention to terminate Executive's employment and claim that Good Reason has occurred, and such notice shall describe the facts and circumstances in support of such claim. The Company shall have ten (10) days thereafter to cure such facts and circumstances if possible.

     (e) Wrongful Termination. In the event that the Executive's employment is terminated other than pursuant to subparagraph (a), (b) or (c) of this Section 4 (a "Wrongful Termination"), then the Executive shall be entitled to be paid, in a lump sum by the last regular scheduled payroll payment date, all Base Salary and variable compensation (at the base rate thereof and pro-rated for any partial years) that would have been due under this Agreement for a period of twenty-four (24) months (the "Wrongful Termination Payment"), except upon mutual agreement in writing by the parties. In computing the payment of Executive's Base Salary and variable compensation payable to the Executive pursuant to the preceding sentence, the rate of the Executive's Base Salary and base variable compensation that is in existence as of the date of the Wrongful Termination shall be used. In the event of a Wrongful Termination, Executive shall also be entitled to a continuation of his then existing employee benefits referred to in Sections 3(b) and (c) above for a period of 18 months. For purposes of clarification after the provision of benefits in the preceding sentence, Executive shall be provided an opportunity to continue group health coverage pursuant to Section 3(c). For purposes of further clarification, a termination of Executive's employment by the Company by providing notice pursuant to Section 2 hereof shall constitute a Wrongful Termination for purposes of this Agreement.

     (f) Notwithstanding any provision of this Agreement to the contrary, if Executive's employment terminates under the NTL Europe Agreement and such termination is as set forth in the left column of the following table, then Executive's employment shall automatically terminate hereunder and such termination shall be as set forth in the right column of the following table:

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


----------------------------------------- -------------------------------------
NTL Europe Agreement                      This Agreement
----------------------------------------- -------------------------------------
by NTL Europe for Cause                   by the Company for Cause
----------------------------------------- -------------------------------------
voluntary resignation by Executive        voluntary resignation by Executive
other than for Good Reason (provided      other than by Executive for Good
that failure of Executive not to renew    Reason
the NTL Europe Agreement shall not
constitute a voluntary resignation)
----------------------------------------- -------------------------------------
by NTL Europe without Cause or by          Wrongful Termination
Executive for Good Reason (provided,
that failure of NTL Europe not to renew
the NTL Europe Agreement shall not
constitute a termination without Cause
or an occurrence of Good Reason)
----------------------------------------- -------------------------------------

5.  Non-Compete; Non-Solicit.

     (i) The parties hereto recognize that Executive's services are special and unique and that the level of compensation and the provisions of this Agreement are partly in consideration of and conditioned upon Executive's not competing with the Company, and that Executive's covenant not to compete or solicit as set forth in this Section 5 during employment is essential to protect the business and good will of the Company.

     (ii) Executive agrees that during the term of employment with the Company (the "Covenant Period"), Executive shall not render services for any of the six organizations designated by the Board in a writing delivered to Executive within 30 days after the Effective Date (the "Prohibited List"). The Prohibited List may be changed by the Board from time to time (but there may never be more than six entities listed) by written notice to Executive, such notice to be effective only if Executive's commencement of rendering services for such entity is 90 or more days after the giving of such notice.

     (iii) During the Covenant Period and for a period of 12 months thereafter (the "Non-Solicit Period"), Executive shall not, directly or indirectly, disrupt, damage or interfere with the operation or business of the Company by

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

            soliciting or recruiting its employees for Executive or other, but the foregoing shall not prevent Executive from giving references.

     (iv) During the Non-Solicit Period, Executive shall not, without prior written authorization from the Company, violate the agreement entered into pursuant to Section 9 hereof.

     (v) During the Employment Term, Executive agrees that he shall not either alone or together with any "person" (as such term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) (such person, an "Acquiror") acquire, propose to acquire, seek to acquire, participate in any action to acquire or otherwise take any steps to acquire any assets of the Company or any of its affiliates without the express approval of the Board; provided, however, nothing herein shall prohibit the Executive from providing services to and receiving compensation (including equity compensation) from (i) the Company following the acquisition of a controlling interest in or ownership of the Company by any Acquiror or (ii) an Acquiror or any of its affiliates following the acquisition of assets of the Company or any of its affiliates, in each case so long as Executive did not violate this Section 5(v).

     (vi) Executive agrees that the Company would suffer an irreparable injury if Executive was to breach the covenants contained in this
            Section 5, and that the Company would by reason of such breach or threatened breach be entitled to seek injunctive relief in a court of appropriate jurisdiction, as well as such other remedies as may then be appropriate.

     (vii) If any of the restrictions contained in this Section 5 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope or other provisions thereof, then the parties contemplate that the court shall reduce such extent, duration, geographical scope or other provision hereof and enforce this
            Section 5 in its reduced form for all purposes in the manner contemplated hereby.

     (viii) Notwithstanding the foregoing, the provisions of Section 5(iii) shall not apply if there is a Wrongful Termination of the Executive's employment.

6. Assignment. This Agreement shall be binding upon and inure to the benefit of the heirs, beneficiaries, executors and legal representatives of Executive upon Executive's death. If the Company transfers the enterprise or a part thereof to a third party, the employment relationship is transferred to the acquiring party, including all rights and obligations under this Agreement or otherwise as of the date of transfer, unless Executive declines the transfer. With the decline of the transfer, the employment relationship shall be terminated upon the expiration of the legal term of notice. In such a case, the


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


acquiring party and Executive shall be bound to perform their contractual duties until such date. The Company and the acquiring party shall be jointly and severally liable for all obligations under this Agreement and for all Executive's claims which have become due prior to the transfer, and which later will become due until the date upon which the employment relationship or this Agreement could have validly been terminated, or is terminated upon the expiration of the applicable legal term of notice in connection with the decline of the transfer by Executive. This Agreement may not otherwise be assigned by the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition, by the laws of descent and distribution upon the death of Executive or pursuant to a written instrument in form satisfactory to Executive and the Company under which Executive assigns his right to receive any cash compensation hereunder to a company wholly owned by him. Any attempted assignment, transfer, conveyance or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation hereunder shall be null and void.

7. Notices. All notices, requests, demands and other communications called for under this Agreement shall be in writing and shall be (i) delivered personally, (ii) sent by Federal Express or a similar commercial overnight service, or (iii) mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

                  If to the Company:        Cablecom GmbH
                                            Neumuehlestrasse 42
                                            CH-8400 Winterhur
                                            Switzerland
                                            Attn: Board of Directors

                  If to Executive:          48 Allee du Lac Inferieur
                                            78110  Le Vesinet
                                            France

                  With a copy to:           Gregg Gilman, Esq.
                                            Davis & Gilbert LLP
                                            1740 Broadway
                                            New York, NY  10019

8. Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

9. Proprietary Information. Concurrently with the execution of this Agreement, Executive shall enter into a confidentiality and proprietary information agreement

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

attached hereto as Exhibit D ("Confidentiality Agreement"), provided, however, that the foregoing shall not preclude Executive from complying with due legal process or from removing Company property from the Company's premises in furtherance of his duties and obligations as provided hereunder.

10. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning Executive's employment relationship with the Company, and supersedes and replaces any and all prior agreements and understandings concerning Executive's employment relationship with the Company entered into prior to the date hereof but not any written agreements entered into simultaneous with this Agreement or thereafter; provided, however, that nothing in this Agreement shall affect in any way Executive's rights under any of the Service Agreement, the Indemnity Agreement, dated as of July 4, 2002, to which Executive and iesy Holdings GmbH (among others) are parties or the NTL Europe Agreement.

11. Governing Law. This Agreement shall be governed by the laws of Switzerland.

12. No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged in writing signed by the Executive and a duly authorized officer of the Company.

13. Jurisdiction. The place of jurisdiction for disputes arising from the employment relationship shall be either the domicile of the defendant or the place of business for which Executive performs work.

14.   Indemnification

     (a) To the fullest extent permitted by applicable law, the Company shall indemnify Executive against, and save and hold Executive harmless from, any damages, liabilities, losses, judgments, penalties, fines, amounts paid or to be paid in settlement, costs and reasonable expenses (including, but not limited to, attorneys' fees and expenses), resulting from, arising out of or in connection with any threatened, pending or completed claim, action, proceeding or investigation (whether civil or criminal) against or affecting Executive as a result of Executive's service from and after the Effective Date as an officer, director or employee of, or consultant to, any member of the Company or any of its affiliates, or in any capacity at the request of the Company or any of its affiliates, or an officer, director or employee thereof, in or with regard to any other entity, employee benefit plan or enterprise (other than arising out of Executive's acts of willful misconduct, misappropriation of funds or fraud). In the event the Company does not compromise or assume the defense of any indemnifiable claim or action against Executive, the Company shall, to the extent permitted by applicable law, promptly pay to Executive all costs and expenses incurred or to be incurred by Executive in defending or responding to any claim or investigation in advance of the final disposition thereof; provided, however, that if it is ultimately determined by a final judgment of a court of

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


competent jurisdiction (from whose decision no appeals may be taken, or the time for appeal having lapsed) that Executive was not entitled to indemnity hereunder, then Executive shall repay forthwith all amounts so advanced. The Company may not agree to any settlement or compromise of any claim against Executive, other than a settlement or compromise solely for monetary damages for which the Company shall be solely responsible, without the prior written consent of Executive, which consent shall not be unreasonably withheld. This right to indemnification shall be in addition to, and not in lieu of, any other right to indemnification to which Executive shall be entitled pursuant to the Company's Certificate of Incorporation or By-laws or otherwise.

     (b) Directors' and Officers' Insurance. During the Employment Term, the Company shall use its reasonable efforts to maintain directors' and officers' liability insurance on substantially similar terms as in effect prior to the Effective Date, so long as such insurance may be obtained at a commercially reasonable cost.


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         IN WITNESS WHEREOF, the undersigned have executed this Agreement, effective as of the date first written above.



                                     CABLECOM GMBH


                                     /s/ J. Barclay Knapp
                                     --------------------------------------

                                     By: J. Barclay Knapp
                                         ----------------------------------

                                     Its: Director
                                          ---------------------------------


                                     /s/ Bruno Claude
                                     --------------------------------------
                                     Bruno Claude


Exhibit A:  Expatriate Benefits and Relocation Benefits

Exhibit B:  Tax Differentiation Adjustments

Exhibit C:  Employee Benefits

Exhibit D:  Form of Confidentiality Agreement


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







                                                                   EXHIBIT A


                              Expatriate Benefits

1)  Tax Differentiation

The objective is to ensure that the executive pays no more and no less tax and social security on Company and all sources of income and benefits than he would have done while working in the home country (USA Florida residency). The Company will retain Ernst & Young or another suitable tax consultant (Ernst & Young or such other suitable tax consultant to be referred herein as the "Consultant") to prepare the executive tax returns. For purposes of this summary, Company shall refer to NTL Europe, Inc.("NTL Europe") and Cablecom GmbH ("Cablecom"); provided, however, that nothing herein shall be construed
(x) to cause NTL Europe to have any liability or obligation with respect to taxes of or relating to Cablecom or (y) to cause Cablecom to have any liability or obligation with respect to taxes of or relating to NTL Europe.

The Consultant will also calculate the executive's Hypo tax amount which is the total income and social security tax the executive would have paid had he kept his residence in the State of Florida. The amount of the Hypo tax calculated by the Consultant will be withheld by the Company from every payment made to the executive by the Company.

No less than 10 days prior to the Payment Date as defined below, the Consultant will submit to the Company a calculation of the tax equalization amount to be paid by the Company in accordance with the tax equalization policy set forth in Exhibit B to the Cablecom Employment Agreement (as defined below). The Company will pay or cause to be paid all tax and social security payments required to be made by the executive (Hypo tax plus the tax equalization amount) to the relevant authorities no later than the Payment Date (as defined below), regardless of whether such tax and social security payments are due at the time of payment; provided, however, that, if on the Payment Date the Income Taxes will not be credited to the account of the executive in satisfaction of the tax obligation by the relevant taxing authority, then, so long as the executive releases the Company from the payment thereof, the Company shall pay the Income Taxes to the executive on the Payment Date for the executive to satisfy the tax obligation as and when it is due.

In all cases, the Payment Date for Social Security Taxes, as determined in accordance with the tax equalization policy, is the end of the month.

In the case of Income Taxes to be paid by NTL Europe to the relevant tax authorities or the executive as provided above, as determined in accordance with the tax equalization policy, the Payment Date is the earliest of (a) when such taxes are due; (b) the termination of the Employment Agreement by and between executive and NTL Europe

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

dated October 15, 2002 (the "NTL Europe Employment Agreement"); and (c) six
(6) months from the Effective Date of the NTL Europe Employment Agreement.

In the case of Income Taxes to be paid by Cablecom to the relevant tax authorities or the executive as provided above, as determined in accordance with the tax equalization policy, the Payment Date is the earliest of (a) when such taxes are due; (b) the termination of the Employment Agreement by and between executive and Cablecom dated October 15, 2002 (the "Cablecom Employment Agreement"); and (c) the end of each quarter.

The detailed tax equalization policy is provided under Exhibit B to the Cablecom Employment Agreement. In the event of any conflict or inconsistency between the terms of this summary or the tax equalization policy set forth in Exhibit B to the Cablecom Employment Agreement, the terms of this summary shall govern.

2)  Company Car

A monthly allowance of $1,450 plus gas

3)  School fees

Cost of tuition and other mandatory fees including enrolment fees at private school for executive's 2 children

4) Healthcare

Insurance for executive and his dependents to a standard comparable to that available under NTL Inc. as of September 2002.

5)  Leave passage allowance

Executive will be paid an annual non-accountable Leave Travel Allowance net of tax. The value of the allowance will be based upon the cost of economy (fully flexible and refundable) return fares from the foreign location to the international airport nearest to the executive last residence in the US for the executive and his/her family. The executive may elect to receive payment of the first allowance at any date after the first six months of the assignment and thereafter during

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

each subsequent calendar year of the assignment. The executive is free to make his/her own leave travel arrangements and no further claims for travel expenses incurred will be accepted.

6) Compassionate Leave

In the event of a life-threatening illness or death within the immediate family, the executive, his spouse and children will be provided with return air passages to the US/Home country and up to one week's leave of absence.

7) Housing Allowance

GBP 5,300 (US$8,281.50) per month

8) Income tax preparation

Given the complications related to income tax preparation, the company will hire at its cost a consultant to prepare the income tax returns of executive in all the jurisdictions executive is subject to income tax.

9) Immigration/visas

The company will cover the cost of assisting the executive in maintaining his immigration status in the US as well as in obtaining all necessary work visas and residency permits for him and his family.

10) Moving/Relocation

The company will pay for 1) All direct
cost of moving all of executive's personal effects including packing, unpacking, freight, clearance and insurance. The executive will seek 3 bids from well established international moving companies. The company will promptly reimburse the executive an amount equal to the lowest bid. 2) A relocation allowance equal to one month base salary net of tax to defray the cost of setting up a new home 3) Up to 5 trips for executive and his family to the new location to prepare for the move and interview with schools. Expenses to be reimbursed according the company travel policy and 4) 30 days of temporary accommodations for executive and his family to be extended only with express permission of the company.

The benefits under section 10 will be provided in the event the company asks Executive to relocate or in the event executive's employment terminates for any reason other than cause.


11)  Payment Of Salary/Exchange Rates:

Salary will be paid no less than monthly in arrears per executive instructions. Payments to US bank account will be made in US$. Payment in the local bank account will be made in the local currency. The applicable exchange rate will be that in effect as of the date of the relevant employment agreement.

                                                               EXHIBIT B

                                 CABLECOM GMBH
                            TAX EQUALISATION POLICY

A.     Objective

       A tax equalisation policy has been established, when on foreign assignment, an employee's actual tax liability will be different from what it would have been in the home country. (This is because expatriate allowances and reimbursements may be taxable in the foreign country; the employee is also likely to remain subject to home country taxes).

       This policy ensures that an expatriate's total tax burden will approximate to that of an CABLECOM GMBH employee working in the US with comparable CABLECOM GMBH income, personal income, adjustments, deductions and exemptions, irrespective of host (ie, assignment) country.

       By equalising income and social tax costs for its expatriates, CABLECOM GMBH intends that each expatriate shall fully comply with the tax filing and payment requirements imposed by the taxing authorities in his country of assignment and by his home country. Assistance will be provided to the expatriate by an international tax consulting firm in order to meet these tax return filing requirements.

B.     Reporting Obligations

       CABLECOM GMBH requires that all employees be familiar and comply fully with all applicable national and local laws. In connection with tax matters, the following guidelines ensure that CABLECOM GMBH and its expatriates will fully comply with worldwide income tax requirements.

             o CABLECOM GMBH regards compliance with worldwide income tax requirements as a mandatory obligation of each expatriate.

             o An expatriate must conduct himself at all times so as to avoid charges of tax evasion or abuse, or of violation of local law, which could jeopardise in any way his standing personally or as a representative of CABLECOM GMBH.

             o An expatriate is expected to exercise care and attention in minimising his liability for worldwide income taxes in accordance with appropriate principles of tax planning. An expatriate must co-operate with CABLECOM GMBH to ensure that his tax returns are filed in such a manner as to produce the lowest possible tax permitted by law.

Each expatriate is required to report taxable income and pay income taxes to the taxing authorities which have jurisdiction during the period of his International

Assignment. The income and social taxes to be paid by each expatriate will be governed by the tax laws and regulations under which the taxing authorities operate.

C.     Tax Return Preparation Assistance

       It is the responsibility of each expatriate to ensure that the proper income tax returns are filed when due. CABLECOM GMBH has engaged an international tax consulting firm to assist expatriate employees in meeting this obligation. The fee for such services will be borne by CABLECOM GMBH.

       Tax returns prepared by the international tax consulting firm will be kept confidential by them.

D.     Implementation of Tax Equalisation

       CABLECOM GMBH will continue to withhold actual US Social Security Taxes from the base salary of a US citizen or green-card holder during an International Assignment, subject to maximum statutory limitations.

       As noted above, under the CABLECOM GMBH Tax Equalisation Policy, each expatriate will have a total income tax burden approximately equal to that of an CABLECOM GMBH employee working in the US with comparable income, adjustments, deductions and exemptions.

       This is achieved by calculating a hypothetical tax liability and subtracting this amount from the expatriate's base salary during the year.

       Having reduced base salary by a retained hypothetical US income tax, CABLECOM GMBH will assume responsibility for paying the expatriate's actual worldwide income tax liability as well as his actual local social tax, if any.

       After the close of the year, and after an expatriate's US Federal (and State, if required) income tax return has been filed, the international tax consulting will prepare a year-end reconciliation. The "retailed hypothetical US income tax" will be adjusted, to reflect actual income and deductions in place of estimated amounts used at the beginning of the year. This reconciliation will be the basis of a final settlement between CABLECOM GMBH and the expatriate of that year's income tax reimbursement.

       1.     Hypothetical US income tax (retained from pay)
              Hypothetical tax represents an estimate of the expatriate's US Federal and Ohio State tax obligations on his or her projected taxable income. This will be calculated using actual filing status, current dependency exemptions and tax rates for the taxable year. CABLECOM GMBH has decided to calculate hypothetical State tax based on Ohio rates, since this is where payroll is maintained, irrespective of an individual's 'home' state prior to accepting overseas assignment.

                Income to be included in the hypothetical tax calculations is as follows:-

              o        base salary
              o        bonus
              o        car benefit
              o        group term life
              o        personal passive (investment) income

              If married, passive income of expatriate's spouse will also be included. Subject to the specific exception below, spousal salary or other earned income, however, is specifically excluded from the Hypothetical calculation. Rationale: spouse is eligible to elect Sec.911 foreign earned income exclusion in their own right. This, plus credit for foreign taxes paid on foreign source wages, should result in no incremental US tax being due on such income. Spouse remains personally liable for all foreign income and social security taxes due.

                In arriving at hypothetical taxable income, deductions will be available for:

              o actual amounts claimed on Federal income tax return to arrive at adjusted gross income.
              o actual itemised deductions per Federal return, excluding moving expenses.
              o mortgage interest and real estate taxes paid per Federal Schedule A or, if home is sold during overseas assignment, the amounts deductible in last complete tax year prior to sale.
              o credit will be given for hypothetical Ohio State taxes calculated, if this figure is higher than actual taxes claimed in Federal return.
              The hypothetical US income tax retained from pay may be changed by CABLECOM GMBH during the course of a year whenever there is a change in the expatriate's base salary, 401(k) contribution, or other CABLECOM GMBH income/related deductions, or a change in filing status or number of dependants. Also, upon notification and verification of US itemised deductions and deductible losses and adjustments such as US rental losses and alimony, CABLECOM GMBH may reduce the retailed hypothetical tax to give the expatriate current tax benefit. Conversely, CABLECOM GMBH may increase the retailed hypothetical tax in order to collect the additional hypothetical US income tax on net personal income such as dividends and interest.

              The hypothetical US income tax retained from pay is not a withholding tax and should not be confused with the amount of US income tax withholding to which the expatriate may have been subject prior to the International Assignment. The two amounts are calculated in different ways and will often be different in amount. The hypothetical US income tax is simply a negative item in the expatriate's compensation package which, because it approximates his tax obligation for the year on CABLECOM GMBH income, provides the expatriate with approximately the same net level of spendable income as a counterpart US employee.

                  Spousal Income - Exception

              In the event that both spouses are employed by CABLECOM GMBH and on foreign assignment, the hypothetical tax liability will be based on the inclusion of all income (as above) and calculated on the basis of the married filing joint tax rates. The hypothetical taxes payable by each spouse will be in proportion to their respective gross income (as defined above), but net of 401k contributions and/or other CABLECOM GMBH income/related deductions.

         2.    Final Hypothetical US Income Tax (for tax reimbursement purposes)

              As stated above, after the close of the year, the "retained hypothetical US income tax" will be adjusted to a "final hypothetical US income tax" based on actual amounts. This hypothetical US income tax then becomes the "final" income tax burden which an expatriate must bear for such year, and will approximate that of an CABLECOM GMBH employee in the US with comparable base salary, bonus, other CABLECOM GMBH income, personal income or losses, deductions and exemptions.
              Because the United States taxes its citizens and green-card holders on worldwide income, the final hypothetical US income tax will be based not only on CABLECOM GMBH base salary and bonus, but also on the expatriate's taxable net personal income or loss, adjustments, and in most circumstances on his actual itemised deductions as well. In the absence of a reduction in the retained hypothetical US tax as discussed above, the CABLECOM GMBH expatriate with losses, alimony or itemised deductions will likely receive a cash reimbursement from CABLECOM GMBH after the end of the year. On the other hand, an CABLECOM GMBH expatriate with net personal income will be obliged to make a cash payment to CABLECOM GMBH after the end of the year equal to the additional hypothetical tax on such income. Such expatriates are thereby on notice that they must have sufficient cash to pay this hypothetical tax on personal income, or make arrangements for CABLECOM GMBH to retain it through payroll or to make payments of Estimated US income tax to the IRS and to State tax authorities, if applicable.

                 The final hypothetical US income tax will be based on the
              following items:

                  (a)      CABLECOM GMBH Income

              o Base salary, less 401(k) contributions and any other pre-tax employee contributions. (For this purpose, in the case of an employee who works a part-year on International Assignment for CABLECOM GMBH and who works a part-year for CABLECOM GMBH in the US base salary will be the sum of the two part-year base salaries).

              o        Cash bonuses and any other cash incentive compensation.

              o (Income from the exercise of CABLECOM GMBH Stock Options. (Note, however, that while an expatriate will be charged a US hypothetical tax on Stock Option income, it is in the best interests of the expatriate, and of CABLECOM GMBH, for the tax consequences of stock option exercises to be thoroughly discussed with the international tax consulting firm in advance of the exercise and of any subsequent sale of shares, in order to mitigate adverse tax consequences).

              o Income from any other CABLECOM GMBH stock-based incentive plan.

              o Imputed income from group term life insurance and any other employee benefit considered taxable in the US which the expatriate would have received independent of his International Assignment.

              o Overseas allowances are excluded from all calculations of hypothetical tax to ensure that CABLECOM GMBH bears the full cost of any tax imposed on these allowances.

                  (b)    Net Personal Income

                       "Net personal income" is the positive amount which results from subtracting "personal losses" from "personal income". CABLECOM GMBH reserves the right to "cap" the amount of net personal income which it will tax equalise under this policy, and also to limit its reimbursement of host country income taxes thereon when such taxes could have been avoided by following the tax advice of the international tax consulting firm.

                       "Personal income" encompasses income earned or received from sources other than CABLECOM GMBH. It includes, but is not limited to, amounts from the following sources which are taxable on an expatriate's actual US income tax return:

              o        Dividends
              o        Interest

              o        State income tax refunds
              o Net capital gain, other than gain from the sale of an expatriate's US principal residence and gain from the sale of any residence owned by the expatriate country of assignment.
              o Net rental income (but excluding any CABLECOM GMBH - funded expenses).
              o        Net partnership income.

                       Capital gain arising from the sale of an expatriate's US principal residence will not be tax equalised under the CABLECOM GMBH policy. In this connection, it is possible for an expatriate who sells his US principal residence (upon taking an International Assignment) to defer the Federal (but not all states') income tax on his gain, if any, by reinvesting the proceeds (within certain time limits) in a new principal residence. The tax consequences of selling versus renting should be discussed with the international tax consulting firm. In the event an expatriate chooses to sell his US principal residence, at any time, the expatriate will be responsible for the full amount of the income tax payable, if any, on the gain therefrom, as well as the full amount of the income tax payable, if any, on the sale of any residence owned by the expatriate in the country of assignment.

                           "Personal Income" also includes:

              o Any salaries or compensation received by the expatriate prior to, or subsequent to, the International Assignment, while self-employed or employed by a corporation unrelated to CABLECOM GMBH.

              o Any salaries, compensation or self-employment income received by the expatriate's spouse prior to, or subsequent to, the International Assignment.

                            During the period of the expatriate's
                            International Assignment, to the extent that an expatriate's spouse has a job in the host country, or is self-employed there, the spouse will be fully responsible for any income and social taxes imposed on the spouse's income. In this circumstance, the Year-End US. Tax Equalisation calculation will not reflect a final hypothetical US income tax on such income; and in calculating the actual US income tax if any, attributable to the spouse's income, the spouse will receive the full benefit of the spouse's "earned income exclusion" and the appropriate "foreign tax credit" available under US tax law. However, where the host country is the UK, the "married couple's allowance" will be deemed deductible by the CABLECOM GMBH expatriate and not by his spouse.

                           "Personal losses" encompass losses funded exclusively by the expatriate. This category includes, but is not limited to:

R Net capital loss deductible on the actual US income tax return.

              o Net rental loss deductible on the actual US income tax return (but excluding any CABLECOM GMBH funded expenses).

              o Net partnership loss deductible on the actual US income tax return.

                  (c)      Net Personal Loss
                     "Net Personal Loss is the negative amount which results from subtracting "personal losses" from "personal income".
                  (d)      Deductions
                     The following deductions which are not funded by CABLECOM GMBH via a specific allowance payment will be allowed in arriving at an expatriate's hypothetical taxable income for purposes of computing his final hypothetical US income tax:
                     Adjustments to gross income claimed on the expatriate's actual US income tax return for the taxable year, such as alimony, forfeited interest, and deductible
                     IRA contributions; plus
                     - the amount of actual itemised deductions deductible on an expatriate's US income tax return for the taxable year plus the amount of the final hypothetical State income tax for the year;
                     - an amount equal to the last full tax year's expense for mortgage interest and real estate taxes where the principal residence in USA has been sold.
                     An expatriate's actual itemised deductions will be reduced by those expenses (principally moving expenses) which were reimbursed (directly or in the form of an allowance) by CABLECOM GMBH.
                  (e)      Tax Rates & Filing Status
                     In computing the final hypothetical US income tax, the tax rates and filing status to be used are those used on the actual US income tax return (and State return, if required) for the taxable year.
                  (f)      Tax Income Taxes
                     The State portion of the final hypothetical US income tax will be adjusted after year-end to include the various items of income and deductions described above, applying the tax laws of the State of Ohio which would have been applicable to an expatriate if he had remained in the US.

                     In most cases, an expatriate will not be subject to actual State income taxes on his worldwide earnings abroad, However, some states may attempt to assess state income taxes in certain situations. Where this occurs, the following rules will apply:

              o Tax based on "domicile" or "residence" in year of departure from US or return to US
                                Some states assess tax on an expatriate's
                       overseas earnings due to the fact that the expatriate was domiciled in that state during the year.
                                In such cases, an equitable adjustment will be
                       made to keep the expatriate whole.
              o        State Income Tax on Business Trips to the US
                                In certain circumstances, business trips to the US by an expatriate may attract State income tax on earnings related to such business trips. CABLECOM GMBH will reimburse an expatriate for all state income taxes assessed on income earned on business trips to the US.
         3.   Reimbursement of Actual Worldwide Income Taxes & Local Social
              Services

              Having reduced an expatriate's compensation by a retained hypothetical US income tax which is later adjusted to a final hypothetical US tax, CABLECOM GMBH will reimburse the actual amount of worldwide income taxes paid by an expatriate as well as local social taxes paid, if any.

              In general, CABLECOM GMBH employees on International Assignment will be subject to income and social taxes in their country of assignment. Where this is the case, CABLECOM GMBH expects each expatriate to comply fully with the tax laws of such country, relying on the services of the international tax consulting firm in the preparation of required tax returns and in legally minimising income tax liabilities.

              Whenever an expatriate must pay a local income or social tax, CABLECOM GMBH will at that time pay the amount of such tax to or on behalf of the expatriate. This includes local income and social taxes in the form of:-
              o Withholding taxes which CABLECOM GMBH is required to pay over to the assignment country government.
              o        Estimated tax filings made during the year.
              o Payment of the balance due with the assignment country income tax return or upon final assessment for the tax year.

              In all cases, the expatriate's cash flow will not be reduced by tax payments to the assignment country government.

              Verification of the actual amount of local taxes paid by each expatriate will be provided by Ernst & Young, which will communicate the amount thereof to CABLECOM GMBH. An amount equal to any local tax refunds must be paid or turned over to CABLECOM GMBH by the expatriate, since CABLECOM GMBH (and not the expatriate) will have funded all local taxes.

         4.     Year-End US Tax Equalisation

              After an expatriate's US income tax return (if required) has been filed, the international tax consulting firm will prepare a tax reconciliation.

              CABLECOM GMBH will provide to the consultants the salary and other information (retained hypothetical tax, etc.) necessary to complete this form. The consultants will send the Year-End US Tax reconciliation to CABLECOM GMBH, who will review the calculation and then forward it to the expatriate.

              The "Year-End US Tax reconciliation" will reconcile the retained hypothetical US income tax with the final hypothetical US income tax for the year. It will also disclose the actual US income tax for the year (if any) which, under this policy, is fully reimbursable by CABLECOM GMBH. The reconciliation will then indicate the net reimbursement owed to/by the expatriate, and CABLECOM GMBH reimbursement will be made as appropriate and final.

              CABLECOM GMBH will reimburse the expatriate for all interest and penalties relating to CABLECOM GMBH income except when the assessment of the interest and penalties results from the negligence or fault of the expatriate; eg,., a delay in submitting data booklets or tax questionnaires to the consultants which in turn prevents the timely filing of a return.

              CABLECOM GMBH will also reimburse interest imposed on any balance due resulting from an extended due date for filing US tax returns granted to US taxpayers residing overseas.

       5.   Credits Allowed against US tax for Local Taxes Paid

              Any tax credits for local taxes (referred to as "foreign tax credits") reimbursed by CABLECOM GMBH which reduce an expatriate's US income tax liability prior to, during or subsequent to his International Assignment, will be considered to be for the benefit of CABLECOM GMBH.
              It also includes tax credits (reimbursed by CABLECOM GMBH) which are carried back or carried forward, regardless of whether the income in the carryback or carry forward year is related to the International Assignment. In such instances, an expatriate must pay the amount of his tax refund received from the Internal Revenue Service, plus interest, to CABLECOM GMBH. This payment is to be made within 10 days of receipt of the refund.

         6.     Net Operating Losses

              Any net operating losses resulting from exclusions available to US citizens working abroad will be considered to be for the benefit of CABLECOM GMBH, because the tax benefit of these personal losses will have been fully realised by the expatriate in the hypothetical tax calculation. This includes a net operating loss which is carried back or carried forward regardless of whether the income in the carryback or carry forward year is related to the International Assignment. In such instances, an expatriate must pay the amount of his tax refund received from the Internal Revenue Service and applicable state tax authority, plus interest, to CABLECOM GMBH. This payment is to be made within 10 days of receipt of the refund.

         7.     Subsequent Adjustments

              Assignment country government or US Internal Revenue Service or State government examinations of expatriate income tax returns are not uncommon. When they occur, the year-end US or local tax equalisation for that year will be recomputed, if necessary, with adjustments made as appropriate.

         8.    "Tax on Tax"

              Whenever CABLECOM GMBH reimburses local or US income taxes (either currently, or in the following year), such reimbursements themselves constitute taxable income for US income tax purposes and, generally, for assignment country tax purposes as well. Under the CABLECOM GMBH Tax Equalisation Policy, any "final" tax paid with respect to income tax reimbursements will be fully reimbursed by CABLECOM GMBH.

              For repatriated employees receiving tax reimbursements during the year subsequent to termination of their International Assignment, the payment may be grossed up to include any final tax due on the reimbursement in order to keep the employee whole.

         9.     Short-term loans

              Even though compensation is reduced by the hypothetical US income tax, it may be necessary for CABLECOM GMBH to withhold actual US or local taxes as applicable, and to remit these taxes to the proper US and local taxing authorities. In order to ease the expatriate's cash flow burden, the expatriate in such cases will receive a loan equal to the local and/or US taxes withheld, with the approval of CABLECOM GMBH. This loan will, to the extent possible, be remitted to the expatriate at the same time that the salary check is issued. The total loan will be settled in the following year at the time the Year-End US or local tax reconciliation is prepared.

         10.   Annual settlement with expatriate

              When the Year-End Equalisation calculations result in a balance due to the expatriate, the amount will first be applied against any outstanding loans for the same year. The remainder will be paid by CABLECOM GMBH to the expatriate.

              If loans for a particular year exceed the amount of the tax equalisation balance due, the expatriate must repay such excess loans to CABLECOM GMBH within 10 days of receiving the applicable refund of taxes from the US or local government taxing authorities. CABLECOM GMBH reserves the right to recapture all unpaid tax loans by reducing the expatriate's base salary.

         11.   Treatment of new, returning, terminated and retired expatriates

              For an expatriate who is hired, transferred, terminated or who returns home during the year, the Year-End US Tax Equalisation will be adjusted in order to compare:

              o Hypothetical US income tax retained from compensation (described above) during the portion of the year spent on International Assignment,

              o Final hypothetical US income tax (described above) on the entire year's income, and

              o Actual US income tax liability on Form 1040 for the entire year.

              Where the expatriate was employed by an employer other than CABLECOM GMBH or any affiliate during the year, compensation from the expatriate's previous or subsequent employer will be treated as personal income and will therefore be subject to US hypothetical tax and will be fully tax equalised.

              Where the expatriate spent part of the year (either pre-assignment or post assignment) in the US he will be fully responsible for applicable State income taxes assessed during such part-year periods, except to the extent that such state income taxes are increased by a CABLECOM GMBH allowance on which CABLECOM GMBH assumes responsibility for paying actual taxes.

         12. Treatment of expatriates who are married to participants in tax equalisation policies of other employers

              For an expatriate whose spouse is employed in the host country by entities other than CABLECOM GMBH and is covered by a tax equalisation policy of another employer, the manner in which the final hypothetical tax and reimbursable US and local taxes are calculated will be determined on a case-by-case basis. This approach will ensure that an CABLECOM GMBH expatriate receives the protection to which he is entitled under the CABLECOM GMBH Tax Equalisation Policy by eliminating any distorted results which could occur if the standard calculations were performed.

                                                               EXHIBIT C

Life Insurance at 2x annual salary for a maximum of $300,000. Long term disability at 50% of monthly salary up to $6,000 per month.

Dental coverage on substantially similar terms as Executive currently receives, including COBRA continuation rights.

Medical coverage on substantially similar terms as Executive currently receives.

Participation in 401(k) plan on substantially similar terms as 401(k) plan Executive currently participates in.

                                                                EXHIBIT D

                    CONFIDENTIALITY AND INVENTION AGREEMENT

In consideration of your employment with Cablecom GmbH and its affiliates (the "Company"), you (the "Employee") agree to the following:

1. Both during and after the term of your employment together with any time period during interviews prior to employment, the Employee will treat as confidential and not disclose to others, or take or use for the Employee's own purposes or for the purposes of others, any Information (as defined below) owned or controlled by the Company or its affiliates (the "Company") or furnished by the Company to the Employee.

2. The term "Information" includes all trade secrets and other confidential or proprietary business, technical, personnel or financial information, whether or not developed by the Company, in whatever form and whether or not marked as confidential or proprietary, and shall include, but not be limited to, software systems and processes, computer programs, specifications, samples, records, data, drawings, diagrams, models, customer names, business or marketing plans, studies, analyses, correspondence or memorandums, projections and reports. The term "Information" shall also apply to all property belonging to the Company by virtue of Paragraph 4 below. Any Information which is not readily available to the public shall be considered to be a trade secret and confidential and proprietary unless (a) the Company advises the Employee otherwise in writing or (b) the Employee knew of such Information prior to the commencement of the Employee's employment with the Company or the Employee obtained the information from a third party, in each case without a violation of an agreement with the Company that provides for the confidentiality of the Information.

3. Upon termination of your employment, the Employee will return all property belonging to the Company (including, but not limited to property belonging to the Company by virtue of Paragraph 4 below). Such property shall include all documents or other media in the Employee's possession or control which in any way incorporate or reflect the Information.

4. The Employee assigns to the Company all of the Employee's right, title and interest in and to all works of authorship, ideas and inventions, whether copyrightable, patentable or not, made or conceived by the Employee, solely or jointly with others, for the Company and while in the Company's employ (collectively, the "Assigned Materials"). The Employee will fully cooperate with the Company in the preparation of any applications, powers of attorney, or other documents, necessary or in the Company's opinion advisable, in order to obtain any copyrights or patents for the Assigned Material and to vest title thereof in the Company.

4. The Employee acknowledges that in the event of a breach of this Agreement by Employee money damage would be both incalculable and an insufficient remedy the Company, in addition to any other remedies at law or in equity it has, shall be entitled, without the requirement of posting a bond or other security, to seek equitable relief for such a breach or threatened breach, including injunctive relief and specific performance.

5. This Agreement, and the application or interpretation thereof, shall not be considered to be an employment agreement and shall be governed exclusively by its terms and by the internal laws of the State of New York. The agreements set forth in this Agreement may be modified or waived only by a separate writing signed by The Company and the Employee.

The Employee                                         Cablecom GmbH



______________________________              By:__________________________
Signature

______________________________              ______________________________
Printed Name                                Date

______________________________
Date

                                  Side Letter

         This Side Letter, dated as of October 15, 2002, is hereby made by and between Cablecom GmbH (the "Company") and Bruno Claude.

         WHEREAS, the parties have entered into an Employment Agreement, dated as of October 15, 2000, contemporaneously herewith (the "Employment Agreement"); and

         WHEREAS, the parties intend herein to clarify Section 4(e) of the Employment Agreement;

NOW, THEREFORE, in consideration of each party's entering into the Employment Agreement and other good and valid consideration, the receipt of which is hereby acknowledged, the Employment Agreement is hereby amended as follows:

         1. In the event that, as of the date the Wrongful Termination Payment is otherwise due, the Company is not the subject of a then-pending bankruptcy proceeding, the period for computing the Wrongful Termination Payment pursuant to Section 4(e) of the Agreement shall be reduced from twenty-four (24) months to twelve (12) months.


         2. Except as otherwise provided herein, the terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have entered into this Side Letter effective as of the date first written above.



______________________________                 ______________________________
CABLECOM GmbH                                           BRUNO CLAUDE

BY:___________________________

ITS: __________________________

DATED:_______________________                  DATED:________________________